PLAN OF ACQUISITION
High Quality Intermediate-Term Bond Fund and
Bond Market Index Fund

         The Board of Directors of Principal Funds, Inc., a Maryland corporation
(the "Fund"), deems it advisable that Bond Market Index Fund series of the
Fund ("Bond Market Index") acquire all of the assets of High Quality
Intermediate-Term Bond Fund series of the Fund ("High Quality Intermediate-
Term Bond") in exchange for the assumption by Bond Market Index of all of the liabilities of High Quality Intermediate-Term Bond and shares issued by Bond
Market Index which are thereafter to be distributed by High Quality
Intermediate-Term Bond pro rata to its shareholders in complete liquidation and termination of High Quality Intermediate-Term Bond and in exchange for all of High Quality Intermediate-Term Bond 's outstanding shares.
         High Quality Intermediate-Term Bond will transfer to Bond Market Index, and Bond Market Index will acquire from High Quality Intermediate-Term Bond, all of the assets of High Quality Intermediate-Term Bond on the Closing Date
and will assume from High Quality Intermediate-Term Bond all of the liabilities of High Quality Intermediate-Term Bond in exchange for the issuance of the number of shares of Bond Market Index determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of High Quality Intermediate-Term Bond in complete liquidation and termination of High Quality Intermediate-Term Bond and in exchange for all of High Quality Intermediate-Term Bond 's outstanding shares.  High Quality Intermediate-Term Bond will not issue, sell or transfer any of its shares after the Closing Date, and only redemption requests received by High Quality Intermediate-Term Bond in proper form prior to the
Closing Date shall be fulfilled by High Quality Intermediate-Term Bond.
Redemption requests received by High Quality Intermediate-Term Bond thereafter will be treated as requests for redemption of those shares of Bond
Market Index allocable to the shareholder in question.
         High Quality Intermediate-Term Bond will declare, and Bond Market Index may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income
(computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
         On the Closing Date, Bond Market Index will issue to High Quality
Intermediate-Term Bond a number of full and fractional shares of Bond Market
Index, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of High Quality
Intermediate-Term Bond.  The aggregate value of the net assets of High
Quality Intermediate-Term Bond and Bond Market Index shall be determined in accordance with the then current Prospectus of the Fund as of close of regularly scheduled trading on the New York Stock Exchange on the Closing
Date.
         The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management Corporation,
680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central Time on May 14,
2010, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
         In the event that on the Closing Date (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings or (b)
trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for Bond Market Index or High
Quality Intermediate-Term Bond to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
         As soon as practicable after the Closing, High Quality Intermediate-
Term Bond shall (a) distribute on a pro rata basis to the shareholders of record of High Quality Intermediate-Term Bond at the close of business on the
Closing Date the shares of Bond Market Index received by High Quality
Intermediate-Term Bond at the Closing in exchange for all of High Quality
Intermediate-Term Bond's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
         For purposes of the distribution of shares of Bond Market Index to shareholders of High Quality Intermediate-Term Bond, Bond Market Index shall credit its books an appropriate number its shares to the Fund of each shareholder of High Quality Intermediate-Term Bond. No certificates will be issued for shares of Bond Market Index. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the
Closing Date, represented shares of High Quality Intermediate-Term Bond, shall be deemed for all purposes of the Fund's Articles of Incorporation and
Bylaws to evidence the appropriate number of shares of Bond Market Index to be credited on the books of Bond Market Index in respect of such shares of
High Quality Intermediate-Term Bond as provided above.
         Prior to the Closing Date, High Quality Intermediate-Term Bond shall deliver to Bond Market Index a list setting forth the assets to be assigned, delivered and transferred to Bond Market Index, including the securities then owned by High Quality Intermediate-Term Bond and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by Bond Market Index pursuant to this Plan.
         All of High Quality Intermediate-Term Bond's portfolio securities shall be delivered by High Quality Intermediate-Term Bond's custodian on the
Closing Date to Bond Market Index or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment
Company Act of 1940, transferred to an Fund in the name of Bond Market Index or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from High Quality Intermediate-Term Bond's at its custodian to Bond Market Index's at its custodian. If on the Closing Date
High Quality Intermediate-Term Bond is unable to make good delivery to Bond
Market Index's custodian of any of High Quality Intermediate-Term Bond's portfolio securities because such securities have not yet been delivered to
High Quality Intermediate-Term Bond's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and High Quality Intermediate-
Term Bond shall deliver to Bond Market Index's custodian on or by said
Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to Bond Market Index, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by Bond Market Index.
         This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of High Quality Intermediate-Term Bond and notwithstanding favorable action by such shareholders, if the Board of
Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either
Fund.  This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of High Quality Intermediate-Term
Bond no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of High Quality Intermediate-Term Bond.
         Except as expressly provided otherwise in this Plan, High Quality
Intermediate-Term Bond will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 4th day of
February, 2010.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired
Fund:
High Quality Intermediate-Term Bond
Fund

By: /s/ Nora M. Everett
Nora M. Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following Acquiring
Fund:
Bond Market Index Fund

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President